EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT



     Betz Energy Chemicals, Inc., a California corporation

     Betz Entec, Inc., a Pennsylvania corporation.

     Betz PaperChem, Inc., a Florida corporation.

     Betz Process Chemicals, Inc., a Texas corporation.

     Betz Inc., a Canadian corporation.

* Betz International, Inc., a Pennsylvania corporation, holds substantially all of the stock of:


          Betz Pte., Ltd., a Singapore subsidiary;

          Betz Pty, Ltd., an Australian subsidiary;

          Betz Korea, Ltd., a Korean subsidiary; and

          Betz de Venezuela,C.A., a Venezuelan subsidiary.

* Betz Europe, Inc., a Delaware corporation, holds directly or indirectly all of the stock of:


          Betz Limited, a United Kingdom subsidiary;

          Betz G.m.b.H., a German subsidiary;

          Betz N.V., a Belgium subsidiary;

          Betz Sud S.p.A., an Italian subsidiary;

          Betz Ges.m.b.h., an Austrian subsidiary;

          Betz Industries s.a., a French subsidiary;

          Finn Betz Oy, a Finnish subsidiary; and

          Betz Kemi AB, a Swedish subsidiary.


* None of the foreign subsidiaries listed above constitutes a "significant subsidiary" as defined in Rule 1-02(v) (17 CFR 210.1-02(v) of Regulation S-X; however, Betz International, Inc. and Betz Europe, Inc., the holders of nearly all of the stock of such foreign subsidiaries, do constitute "significant subsidiaries" of the Registrant.